Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
April 25, 2008	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Profits of $403,885

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that it had posted earnings of $403,885 or $.11 per fully diluted share for the first quarter of 2008. This represents a 46.2 percent decrease in profitability from the first quarter of 2007 when the Company reported earnings of $750,704 or $.21 per fully diluted share. The decrease in earnings results from a 15.5 percent decrease in net interest income from $2,116,381 in the first quarter of 2007 to $1,787,829 in 2008. This is due to the steep reduction of interest rates over the past two quarters and the resulting contraction of the net interest margin. Additionally, the provision for loan losses increased 22.1 percent, or $25,637, over the 2007 first quarter provision due to loan growth and the establishment of specific reserves on impaired loans. Non-interest income also decreased from $696,187 to $567,387, or 18.5 percent, from the 2007 quarter end total primarily due to the reduction of gains from the sale of government guaranteed loans. Non-interest expenses increased 2.71 percent in the first quarter of 2008 compared to the same period in 2007 from $1,569,880 to $1,612,481. This increase is attributable to salaries and employee benefits expense.

Total assets were $202,842,892 as of March 31, 2008, an increase of 3.55 percent from the $195,891,833 reported on March 31, 2007. Net loans increased 10.25 percent to $167,904,198 compared to $152,293,539 at the end of the first quarter 2007. Loan loss reserves were $2,889,835 or 1.69 percent of total loans as of March 31, 2008. Total deposits increased to $163,916,840 at the end of the first quarter, a 3.06 percent increase from the first quarter of 2007.

Surrey Bancorp (SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with U-Vest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.